Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Registrant):	Barings Participation Investors

By:	/s/ Christina Emery
Christina Emery, President

Date:	March 10, 2023